Exhibit 23-1
INDEPENDENT AUDITORS’ CONSENT
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated August 8, 2006 (which reports (1) express an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph related to the adoption of SFAS 123 (Revised 2004), “Share Based Payment” and change in the Company’s method of accounting for Treasury Stock, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal controls, and (3) express an unqualified opinion on the effectiveness of internal controls over financial reporting), relating to the consolidated financial statements of The Procter & Gamble Company and subsidiaries, and management’s report on the effectiveness of internal control over financial reporting, incorporated by reference in the Annual Report on Form 10-K of The Procter & Gamble Company for the year ended June 30, 2006.

/s/ Deloitte & Touche LLP
Cincinnati, Ohio
June 15, 2007